Exhibit 99.1

For Immediate Release	Contact:	John M. Cochrane
(610) 397-5298
john_cochrane@pmagroup.com

PMA Capital Reports First Quarter 2010 Results

Blue Bell, PA, April 29, 2010 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the first quarter of 2010:

	Three months ended
	March 31,
(in thousands, except per share data)	2010	2009
Operating income	$7,817	$7,816
Net realized investment gains after tax	277	487
Income from continuing operations	8,094	8,303
Loss from discontinued operations after tax	-	(86)
Net income	$8,094	$8,217

Diluted per share amounts:
Operating income	$0.24	$0.24
Realized gains after tax	0.01	0.02
Income from continuing operations	0.25	0.26
Loss from discontinued operations after tax	-	-
Net income	$0.25	$0.26

Vincent T. Donnelly, President and Chief Executive Officer, commented, “Despite very competitive marketplace conditions and continued challenges in the economy and labor markets, I am pleased to report a positive start to 2010.  We continued to successfully execute our strategy of increasing the proportion of loss-sensitive workers’ compensation business, which was the primary driver of our 7% increase in direct premium production, and achieved a combined ratio of 95%.  Our Fee-based Business, which now represents 16% of our consolidated revenues, had a solid quarter with continued revenue and operating income growth.  Our book value increased for the fifth consecutive quarter to $12.96 per share due primarily to our earnings combined with improved values in our investment portfolio.”

At The PMA Insurance Group, Mr. Donnelly noted the following operating highlights:
•	Pre-tax operating income was $14.3 million, compared to $15.2 million in the first quarter of 2009;
•	The combined ratio was 95.0%, compared to 93.5% for the first quarter last year;

•	Pricing on our rate-sensitive workers’ compensation business increased 2%, compared to a decline of 4% in the first quarter of 2009; and
•	Direct premiums written increased 5% due to increased premium production which was partially offset by a decrease in fronting premiums.

Fee-based Business operating highlights included:
•	Our Fee-based Business revenues increased 9% to $21.5 million, compared to the first quarter of 2009;
•	Claims service revenues grew 12% in the quarter to $17.9 million; and
•  Pre-tax operating income increased to $2.3 million in the quarter, compared to $2.0 million for the same period last year.

Financial Condition

Total assets were $2.4 billion as of March 31, 2010 and December 31, 2009.  At March 31, 2010, we had $25.6 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

Shareholders’ equity and book value per share changed as follows:

	Three months ended
	March 31, 2010
(in thousands, except per share data)	Shareholders' equity	Book value per share
Balance, beginning of period	$401,797	$12.46
Net income	8,094	0.25
Unrealized gain on securities, net of tax	7,989	0.25
Other	250	-
Balance, end of period	$418,130	$12.96

Segment Operating Results

Operating income, which we define as net income under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income:

	Three months ended
	March 31,
(dollar amounts in thousands)	2010	2009
Pre-tax operating income (loss):
The PMA Insurance Group	$14,267	$15,187
Fee-based Business	2,305	2,013
Corporate & Other	(4,366)	(5,000)
Pre-tax operating income	12,206	12,200
Income tax expense	4,389	4,384
Operating income	7,817	7,816
Net realized investment gains after tax	277	487
Income from continuing operations	8,094	8,303
Loss from discontinued operations after tax	-	(86)
Net income	$8,094	$8,217

Income from continuing operations included the following after-tax net realized investment gains:

	Three months ended
	March 31,
(dollar amounts in thousands)	2010	2009
Net realized investment gains after tax:
Sales of investments	$277	$3,028
Other than temporary impairments	-	(2,541)
Net realized investment gains after tax	$277	$487

Details of the Company’s investment portfolio at March 31, 2010 and December 31, 2009 are posted on our website at www.pmacapital.com.

The PMA Insurance Group

The PMA Insurance Group had pre-tax operating income of $14.3 million for the first quarter of 2010, compared to $15.2 million for the first quarter of 2009.

We define direct premium production as direct premiums written, excluding fronting premiums and premium adjustments.  The following is a reconciliation of our direct premium production to consolidated gross premiums written:

	Three months ended
	March 31,
(dollar amounts in thousands)	2010	2009

Direct premium production	$157,092	$147,367
Fronting premiums	15,795	19,622
Premium adjustments	(2,019)	(4,876)
Direct premiums written	170,868	162,113
Assumed premiums and other	1,037	1,957
Gross premiums written	$171,905	$164,070

Direct premium production included new business of $34.5 million in the first quarter of 2010, compared to $38.0 million during the same period last year.  Pricing on our rate-sensitive workers’ compensation business increased 2% during the first three months of 2010, compared to a 4% decrease during the first three months of 2009.  Our renewal retention rate on existing workers’ compensation accounts for the first quarter improved to 83% in 2010, compared to 79% in 2009.  During 2010, our retention rates and new business for workers’ compensation were higher for business written on a loss-sensitive basis than for business written on a rate-sensitive basis, as we continue to emphasize loss-sensitive business.  The increase in the retention rate in 2010 also reflected a higher retention rate on large account business.

Net premiums written increased to $128.4 million in the first quarter of 2010, compared to $118.1 million for the same quarter last year.  The increase for the quarter primarily reflected the increase in direct premium production for the period.

The combined ratio on a GAAP basis was 95.0% for the first quarter of 2010, compared to 93.5% in the first quarter last year.  The higher combined ratio in the first quarter of 2010 was primarily the result of an increase in the expense ratio, which reflected higher state based assessments.  Given the seasonality of our business, our first quarter combined ratios have historically been lower than the subsequent quarters and full year ratios.

The loss and LAE ratio in the first quarter of 2010 was modestly higher than the prior year period.  Pricing increases coupled with payroll changes for rate-sensitive workers’ compensation business were slightly below overall estimated loss trends.  Losses and LAE in 2010 also included expenses incurred on a new claims system which has been implemented in both our insurance and fee-based businesses.  We estimated our medical cost inflation to be 6.0% in the first quarters of 2010 and 2009.

Net investment income was $9.2 million in the first quarter of 2010, compared to $8.5 million in the same period last year.  The increase was due primarily to an increase in average invested assets.

Fee-based Business

For the first quarter of 2010, total revenues at our Fee-based Business increased to $21.5 million from $19.7 million for the same period last year.  The increase in revenues primarily reflected claims service revenue growth of $1.9 million, or 12%, which was partially offset by a decrease in commission income of $316,000.  Commission income was impacted by the continued softness in the labor markets.  Pre-tax operating income increased to $2.3 million for the first quarter of 2010, compared to $2.0 million for the same quarter last year.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, had net expenses of $4.4 million during the first quarter of 2010, compared to $5.0 million in the first quarter of 2009.  The decrease in net expenses for the first quarter of 2010 related primarily to lower stock-based compensation expense and certain 2009 intercompany transactions with our former run-off operations which were eliminated in the Corporate and Other segment.

Conference Call with Investors

As a reminder, the Company will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, April 30th to review its first quarter 2010 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-713-4217 (Domestic)	888-286-8010 (Domestic)
617-213-4869 (International)	617-801-6888 (International)
Passcode 96118078	Passcode 52027414

You may pre-register for the conference call using the following link:
www.theconferencingservice.com/prereg/key.process?key=P8PQBBEMM

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference call.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least five minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 11:30 a.m. Eastern Time on Friday, April 30th until 11:59 p.m. Eastern Time on Monday, May 31st.

Quarterly Statistical Supplement

Our First Quarter Statistical Supplement, which provides more detailed information about our results, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the Securities and Exchange Commission on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition and results of operations and the plans, strategy and objectives of its management.  Forward-looking statements can generally be identified by use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “should” and “believe.”  These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•	adequacy of reserves for claim liabilities, including reserves for potential environmental and asbestos claims;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•
judicial, legislative and regulatory changes that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any action with respect to our industry or business taken by state insurance departments or the federal government;

•
regulatory actions by state insurance departments affecting the operation of our business or our financial condition, including actions relating to licensing, examinations, reserving, rate changes, investments, insurance policy terms and conditions and state based assessments;

•	adequacy and collectibility of reinsurance that we purchase;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	the effects of emerging claims and coverage issues, including changing judicial interpretations of available coverage for certain insured losses;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is modified or extended beyond its December 31, 2014 termination date;

•	cyclical changes in the insurance industry;
•	the success with which our independent agents and brokers sell our products and our ability to collect payments from them;
•	our ability to effectively compete in the highly competitive property and casualty insurance industry;
•	our concentration in workers’ compensation insurance, which makes us particularly susceptible to adverse changes in that industry segment;
•	adverse economic or regulatory developments in the eastern part of the United States, particularly those affecting Pennsylvania, New York and New Jersey;
•	fluctuations in interest rates and other events that can adversely impact our investment portfolio;
•	disruptions in the financial markets that affect the value of our investment portfolio and our ability to sell our investments;
•	our ability to attract and retain qualified management personnel;
•	our ability to repay our indebtedness and meet our other contractual and financial obligations;
•	our ability to raise additional capital on financially favorable terms when required;
•	restrictions on our operations contained in any document governing future or existing indebtedness;
•	statutory requirements and rating agency expectations that limit our ability to receive dividends from our insurance subsidiaries;
•	the impact of future results on the value of recorded goodwill and other intangible assets and the recoverability of our deferred tax asset;
•	limitations on our ability to use our deferred tax assets in the event we experience an ownership change;
•	the outcome of any litigation against us;
•	provisions in our charter documents that can inhibit a change in control of our company; and
•
other risks or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission and, in particular, our Annual Report on Form 10-K for the year ended December 31, 2009.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(dollar amounts in thousands, except per share data)	2010	2009

Gross premiums written	$171,905	$164,070

Net premiums written	$128,245	$117,978

Revenues:
Net premiums earned	$103,496	$104,930
Claims service revenues	17,883	15,684
Commission income	3,092	3,463
Net investment income	9,120	8,457
Net realized investment gains	426	749
Other revenues	392	176
Total revenues	134,409	133,459

Expenses:
Losses and loss adjustment expenses	75,070	75,775
Acquisition expenses	18,047	17,198
Operating expenses	25,632	24,385
Dividends to policyholders	524	646
Interest expense	2,504	2,506
Total losses and expenses	121,777	120,510

Pre-tax income	12,632	12,949

Income tax expense:
Current	254	244
Deferred	4,284	4,402
Total income tax expense	4,538	4,646

Income from continuing operations	8,094	8,303

Loss from discontinued operations after tax	-	(86)

Net income	$8,094	$8,217

Income per share:

Basic:
Continuing Operations	$0.25	$0.26
Discontinued Operations	-	-
	$0.25	$0.26

Diluted:
Continuing Operations	$0.25	$0.26
Discontinued Operations	-	-
	$0.25	$0.26

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(dollar amounts in thousands, except per share data)	2010	2009
Assets:
Investments:
Fixed maturities available for sale	$800,612	$791,355
Short-term investments	25,921	41,072
Other investments	31,205	30,226
Total investments	857,738	862,653

Cash	13,583	11,059
Accrued investment income	7,663	7,352
Premiums receivable	275,122	238,650
Reinsurance receivables	839,723	827,458
Prepaid reinsurance premiums	40,363	35,788
Deferred income taxes, net	131,097	139,782
Deferred acquisition costs	44,820	39,124
Funds held by reinsureds	61,573	58,935
Intangible assets	29,553	29,757
Other assets	108,476	112,181
Total assets	$2,409,711	$2,362,739

Liabilities:
Unpaid losses and loss adjustment expenses	$1,274,006	$1,269,685
Unearned premiums	270,083	240,759
Debt	137,445	143,380
Accounts payable, accrued expenses
and other liabilities	238,493	249,787
Reinsurance funds held and balances payable	65,610	51,331
Dividends to policyholders	5,944	6,000
Total liabilities	1,991,581	1,960,942

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	111,906	111,841
Retained earnings	163,841	155,747
Accumulated other comprehensive loss	(5,886)	(14,060)
Treasury stock, at cost	(22,821)	(22,821)
Total shareholders' equity	418,130	401,797
Total liabilities and shareholders' equity	$2,409,711	$2,362,739

Shareholders' equity per share	$12.96	$12.46